EXHIBIT 5.1

Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION	ORANGE COUNTY
ATTORNEYS AT LAW	(949) 725-4000
660 NEWPORT CENTER DRIVE, SUITE 1600	SAN DIEGO
NEWPORT BEACH, CA 92660-6422	(858) 926-3000
TELEPHONE (949) 725-4000	SAN FRANCISCO
FACSIMILE (949) 725-4100	(415) 283-2240
SANTA BARBARA
(805) 730-6800
SACRAMENTO
(916) 449-2350
June 29, 2009
Spectrum Pharmaceuticals, Inc.
157 Technology Drive,
Irvine, California 92618
Re:	Spectrum Pharmaceuticals, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), reserved for issuance under the Company’s 2009 Incentive Award Plan (the “2009 Plan”) and 5,000,000 shares of Common Stock reserved for issuance under the Company’s 2009 Employee Stock Purchase Plan (the “2009 ESPP”).
     We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of such Common Stock under the 2009 Plan and the 2009 ESPP.
     It is our opinion that, when issued under the 2009 Plan and 2009 ESPP and against full payment therefor in accordance with the respective terms and conditions of the 2009 Plan and 2009 ESPP, as the case may be, the 15,000,000 shares of Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH
/s/ Stradling Yocca Carlson & Rauth